UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2006

HOOKER FURNITURE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES AND

ITEM 2.06. MATERIAL IMPAIRMENTS

On June 7, 2006, Hooker Furniture Corporation (“the Company”) decided to close the Company’s Roanoke, Va. plant by the end of August 2006. The Company met with affected employees and announced the planned closing on June 7, 2005. The Company decided to close the plant in response to the continuing trend of decreased order and shipment rates for the Company’s domestically produced wood furniture and increased demand and sales for its imported wood and metal furniture. This trend mirrors the shift of furniture production to offshore suppliers throughout the industry.

The 276,000 square foot plant, one of two remaining wood furniture manufacturing facilities operated by the Company in Virginia, employs approximately 275 people, representing approximately 20% of the Company’s total workforce, and produces home office and home entertainment furniture.

The Company will continue to support and service all product lines currently made in Roanoke. Domestic production will be centralized at the Company’s 760,000-square-foot plant and warehouse facility located next to its headquarters in Martinsville, Va. The Company expects little impact on delivery schedules to dealers as a result of the plant closing. Shipments of all domestically manufactured wood furniture product should continue on a timely basis. The Company also expects that production at its Martinsville plant will return to near capacity by year end as a result of the closing, improving operating efficiencies.

The Company expects to reduce fixed operating expenses by $2.0 to $2.5 million annually by closing the Roanoke facility. In connection with the closing of that facility, Hooker expects to record restructuring and related asset impairment charges of $4.5 to $5.0 million pretax ($2.8 to $3.1 million after tax, or $0.23 to $0.26 per share) to write down certain assets at that facility and for severance benefits to be paid to terminated employees and other restructuring expenses. Approximately 85% to 95% of these charges and expenses are expected to be recorded in the 2006 third quarter.

The portion of these charges and expenses that will result in cash expenditures, net of expected cash receipts from the sale of assets, is projected to be in the range of $1.4 to $1.6 million. The charges associated with the asset impairment to write down the real and personal property located at the facility to its aggregate expected selling price, net of selling expenses, are expected to total approximately $2.1 to $2.3 million, severance and related employee benefits costs are expected to total approximately $2.0 to $2.2 million, and other restructuring expenses are expected to total approximately $450,000 to $500,000. The costs for disassembling and relocating equipment and realigning production, which will be recognized as incurred, are not expected to be significant.

A copy of the Company’s press release making the announcement is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to

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risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibit is filed as a part of this report:

Exhibit	Description
99.1	Press Release dated June 7, 2006

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Date: June 7, 2006

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EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated June 7, 2006